Exhibit 99.1

Glori Energy Reports Fourth Quarter and Full Year 2014 Operating and Financial Results

Q4 revenues grew $3.1 million from prior year quarter to $3.8 million, up 390%

2014 revenues grew $12.6 million from 2013 to $15.9 million, up 393%

AERO Services revenues up 56% to $4.1 million for full year 2014

HOUSTON, March 12, 2015 /PRNewswire/ -- Glori Energy Inc. (NASDAQ: GLRI), an energy technology and oil production company focused on enhanced oil recovery using its proprietary AERO System, today reported financial and operating results for the three and 12 months ended December 31, 2014. Highlights for the quarter include:

  Q4 oil and gas production volumes increased to 525 net barrels of oil equivalent per day ("BOE/D") from 502 BOE/D in Q3 2014. 57% of liquids production in Q4 was hedged at $94.11 per barrel.
  AERO implementation at the Coke Field to commence this month with the drilling of the first injection well.
  First commercial full-field international expansion of the AERO system recently commenced onshore in Brazil with Petrobras.

Stuart Page, Chief Executive Officer of Glori Energy, said, "We made outstanding progress during 2014 in executing our strategy to grow both our breakthrough AERO technology service business and to begin building our oil and gas production portfolio, which will generate cash and help us demonstrate the effectiveness of our AERO technology to the upstream market.

"To lay the foundation for our future growth, we became a publicly traded company in April 2014 and raised additional capital. We acquired the Coke Field in East Texas in March, which is our first commercial upstream investment, and we added leases around the field in September. We also began acquiring low-cost acreage in a shut-in field where we plan to implement our AERO technology this year at a low incremental cost.

"In East Texas, we recently received a permit from the state of Texas to drill the first of up to six injector wells in the Coke Field. We are on target to drill the first injection well this month, along with installation of AERO surface facilities, followed by a second injection well in the second quarter in a different quadrant of the field. Based on past performance data from client field applications, we expect to begin to see an initial modest response late in the second quarter and see production build gradually over about 12 months. This should provide valuable performance data to support our marketing efforts for the service side of our business.

"We just began a full-field AERO application program on an onshore field operated by Petrobras, the state oil company of Brazil. We are injecting nutrients into the Baixo do Algodão field, which is a sandstone field similar in size to our Coke field. This contract also represents our first major piece of commercial business in Latin America, where we expect to broaden our base of business in the future.

"We continue to actively pursue producing property acquisitions and are starting to see assets come to market as operators react to low oil prices. We believe that these opportunities will grow over the coming quarters if oil stays below $70 as companies seek to strengthen their balance sheets through non-core divestitures.

"We will remain disciplined in capital spending and won't overpay for oil and gas properties for the sake of immediate production growth. We think the low commodity price environment will work to our advantage as we look for mature oil fields to acquire and stimulate their production using our proprietary AERO technology.

"Most E&P companies have sharply reduced their capital outlays for 2015, which has impacted our AERO technology services business and reduced our near-term expectations for this segment. We believe that once oil and gas producers gain better visibility into the right level of investment given the near-term market outlook, we should see more opportunity for deployment of our AERO technology. The low implementation cost combined with the rapid production increase we typically see within the first year following deployment should be attractive to upstream customers in a low commodity price environment.

"Finally, we were gratified to see that a case study on one of our longest running AERO projects was selected for inclusion in the March issue of JPT (The Journal of Petroleum Technology), the member publication of the Society of Petroleum Engineers."

Financial Results

Glori generates revenues through the production and sale of oil and natural gas (the "Oil and Gas Segment") and through services provided to third-party oil companies (the "Services Segment").

Total revenues for the fourth quarter of 2014 increased by $3.1 million, or 390%, from a year ago to $3.8 million, and for the full year they increased by $12.6 million, or 393%, to $15.9 million. Oil and Gas Segment revenues increased by $3.1 million, compared to the fourth quarter of 2013, to $3.2 million, and for the full year they increased by $11.1 million, reflecting the acquisition of the Coke Field in East Texas in March 2014. AERO Services Segment revenues declined from $664,000 in the fourth quarter of 2013 to $608,000 in the latest quarter but increased 56% to $4.1 million for the full year.

Adjusted earnings before interest, income taxes, depreciation, depletion and amortization ("Adjusted EBITDA") for the fourth quarter of 2014 was a negative $2.0 million, compared to a negative $2.0 million for the fourth quarter of 2013 (see the accompanying reconciliation of net loss to Adjusted EBITDA). For the full year, Adjusted EBITDA was a negative $5.6 million in 2014 versus a negative $6.7 million in 2013.

Reported net loss for the fourth quarter of 2014 was $11.7 million, or a net loss of $0.37 per common share, which includes the negative impact of a $13.2 million asset impairment due to the sharp decline in oil prices, partly offset by a $6.8 million gain on commodity derivatives, which includes a $630,000 gain on swap settlements realized. This compares to a reported fourth quarter 2013 net loss of $5.4 million, or a loss of $4.76 per share. Excluding the impact of these items, the net loss for the fourth quarter of 2014 was $4.7 million, or an adjusted loss of $0.15 per common share. The fourth quarter 2013 net loss includes the negative impact of a $2.2 million asset impairment and a $591,000 loss on the change in fair value of warrants. Excluding the impact of these items, the net loss for the fourth quarter of 2013 was $2.6 million, or an adjusted loss of $2.31 per common share.

For the full year, 2014 reported net loss was $18.8 million, compared with a reported net loss of $10.6 million in 2013. Adjusted to exclude the impact of special items, the 2014 net loss was $13.8 million, versus a net loss of $9.0 million in 2013.

Oil and Gas Segment

Revenues from oil, condensate and natural gas increased to $3.2 million in the fourth quarter of 2014, from $121,000 for the same period of 2013. Average daily production was 525 BOE/D with an average realized oil price of $67.04. Average realized oil price including oil swap settlements was $80.10. Production from liquids (oil and condensate) represented approximately 92% of total production for the fourth quarter of 2014. In the third quarter of 2014 we reported production of 502 net BOE/D with an average realized oil price of $94.23. Net of oil swap settlements, our average realized price was $91.00 in the third quarter. The sequential increase in production was the result of traditional field optimization work the company performed in the latter portion of 2014 in preparation for AERO deployment and the acquisition of additional interests in the Coke field.

Oil and gas operating expenses in the fourth quarter of 2014 were $3.5 million compared with $577,000 in the fourth quarter of 2013, due to the Coke Field acquisition, the addition of professional and technical staff associated with the growth of Glori's Oil and Gas Segment, and costs associated with the sourcing and evaluation of potential oil property acquisitions. Total operating expenses for the Oil and Gas Segment also include expenses for Glori's Etzold greenfield lab in Kansas. Included in oil and gas operating expenses for the fourth quarter of 2014 are direct lease operating expenses of approximately $1.9 million, production taxes of $150,000, acquisition expenses of $85,000 and compensation and other administrative expenses associated with professional and technical personnel of $630,000. Also included in Oil and Gas Segment expenses in the fourth quarter was $357,000 of third-party commission expense associated with a new oil sales contract for the Coke Field, which resulted in a higher realized oil price than under the previous contract.

As a result of sharply lower oil and gas prices at year-end 2014, we recognized a $13.2 million asset impairment on the value of our oil and gas properties.

AERO Services Segment

Revenues from our AERO Services Segment in the fourth quarter declined to $608,000 from $664,000 in the prior year fourth quarter. The decline was primarily due to a decrease in analysis phase revenues partly offset by increases in AERO field deployment revenues. The 2013 fourth quarter included the commencement of a significant project in Canada and, in the fourth quarter of 2014, we experienced the postponement of some projects as certain customers deferred the start-up of projects due to sharply reduced budgets in reaction to the decline in oil prices.

As of December 31, 2014, Glori had $653,000 in AERO Services Segment deferred revenues on the balance sheet. The deferred revenues will be recognized over the next 12 months as Glori commences the field deployment phase of service contracts and begins to earn additional monthly fees related to these projects.

AERO Services operating expenses increased to $813,000 in the fourth quarter of 2014 compared to $578,000 a year ago due to the increased purchases for materials and nutrients for projects in Canada and Brazil and increased compensation expense.

Other Expenses

Science and technology expenses increased to $702,000 in the fourth quarter of 2014 compared to $524,000 in the fourth quarter of 2013 due to increased intellectual property legal expenses and increased compensation and research consulting expenses.

Selling, general and administrative expense was $1.7 million in the fourth quarter of 2014, compared to $1.2 million in the prior-year period. The increase is primarily due to increased compensation expense, recruiting expense and additional staff, partially offset by a decrease in legal and professional fees.

Depreciation, depletion and amortization was $1.7 million in the fourth quarter of 2014, up from $156,000 a year earlier. The year-over-year increase was due to higher overall production and higher capitalized costs as a result of the Coke Field acquisition.

Interest expense totaled $714,000 in the latest quarter, compared with $209,000 in the fourth quarter of 2013. The increase was the result of borrowings in connection with the Coke Field acquisition in March 2014.

Glori had oil swaps in place covering approximately 57% of oil and condensate production for the fourth quarter of 2014 and continues to maintain swaps covering a portion of estimated future production. The company recognized a $6.8 million gain on commodity derivatives in the latest quarter, which includes $630,000 in cash settlements received on derivatives. Glori has oil derivative contracts for 8,400 barrels per month at $94.11 through March 2015, followed by contracts covering 7,300 barrels per month at $86.50 through March 2016, and thereafter at declining volumes and prices until March 2018.

Liquidity

At December 31, 2014, Glori had working capital of $26.2 million, down from $28.1 million at September 30, 2014. Our cash and cash equivalents were $29.8 million, down from $32.7 million at the end of the third quarter. The primary use of capital has been to fund the purchase of oil and gas properties, fund the Company's operations and for repayment of debt.

Glori is pursuing the acquisition of oil properties, which it expects to fund from existing cash balances, borrowings under reserve-based credit facilities to be established, and depending on future capital market conditions, the possible issuance of equity securities.

Conference Call

Glori has scheduled a conference call for 10:00 a.m. ET (9:00 a.m. CT) on Thursday, March 12 to discuss fourth quarter and full year 2014 financial and operating results. To participate, dial 1-877-407-0672 (toll free) or 1-412-902-0003 and ask for the Glori Energy call or access the audio webcast via the Investor Relations section of Glori's website at www.GloriEnergy.com. Please dial in at least 10 minutes prior to the scheduled start time.

A telephonic replay will be available approximately three hours after the call through March 19. Participants may access the replay by dialing 1-877-660-6853 (toll free) or 1-201-612-7415 (international) (Conference ID: 13602577).

ABOUT GLORI ENERGY INC.

Glori Energy (NASDAQ: GLRI) is a Houston-based energy technology and oil production company that deploys its proprietary AERO technology to increase the amount of oil that can be produced from conventional oil fields. Glori owns and operates oil fields onshore USA and additionally provides its technology as a service to E&P companies globally. Only one-third of all oil discovered in a typical reservoir is recoverable using conventional technologies; the rest remains trapped in the rock. Glori's proprietary AERO System recovers residual oil by stimulating a reservoir's native microorganisms to sustainably increase the ultimate recovery at a low cost. For more information, visit www.GloriEnergy.com.

FORWARD LOOKING STATEMENTS

Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like "believes," "expects," "anticipates," "intends," "estimates," "projects," "potential," "target," "goal," "plans," "objective," "should", or similar expressions. All statements by us regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives and similar matters are forward-looking statements. Glori gives no assurances that the assumptions upon which such forward-looking statements are based will prove correct. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (many of which are beyond our control), and are based on information currently available to us. Actual results may differ materially from those expressed herein due to many factors, including, without limitation: the risk that any projections, including earnings, revenues, expenses, margins, or any other financial expectations are not realized; oil production rates; oil prices; the efficacy of changes in oil fields acquired; competition and competitive factors in the markets in which Glori operates; the expected cost of recovering oil using the AERO System, demand for Glori's AERO System and expectations regarding future projects; adaptability of the AERO System and development of additional capabilities that will expand the types of oil fields to which Glori can apply its technology; plans to acquire and develop additional oil fields and the availability of debt and equity financing to fund any such acquisitions; the percentage of the world's reservoirs that are suitable for the AERO System; the advantages of the AERO System compared to other enhanced oil recovery methods; and Glori's ability to develop and maintain positive relationships with its customers and prospective customers. Although Glori believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurances that such expectations will prove to be correct. These risks are more fully discussed in Glori's filings with the Securities and Exchange Commission. Glori undertakes no obligation to update any forward-looking statements contained herein to reflect events or circumstances, which arise after the date of this document except as required by law.

Glori Energy Contact
Victor M. Perez
Chief Financial Officer
713-237-8880
IR@GloriEnergy.com

Investor Relations Counsel
Lisa Elliott / Anne Pearson
Dennard-Lascar Associates
713-529-6600
lelliott@DennardLascar.com
apearson@DennardLascar.com

-- Tables to Follow --

Consolidated Statements of Operations (in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2014	2013	2014

Revenues:
Oil and gas revenues	$ 121	$ 3,235	$ 576	$ 11,724
Service revenues	664	608	2,643	4,135
Total revenues	785	3,843	3,219	15,859

Operating expenses:
Oil and gas operations	577	3,468	2,211	10,777
Service operations	578	813	2,281	3,528
Science and technology	524	702	1,682	1,868
Selling, general and administrative	1,191	1,716	4,279	5,920
Write-off of deferred offering costs	126	-	126	-
Impairment of oil and gas property	2,190	13,160	2,190	13,160
Depreciation, depletion and amortization	156	1,693	622	4,624
Total operating expenses	5,342	21,552	13,391	39,877

Loss from operations	(4,557)	(17,709)	(10,172)	(24,018)

Other (expense) income:
Interest expense	(209)	(714)	(959)	(3,023)
(Loss) gain on change in fair value of warrants	(591)	-	592	2,454
Gain on commodity derivatives	-	6,787	-	6,023
Other (expense) income	(45)	(4)	(70)	17
Total other (expense) income, net	(845)	6,069	(437)	5,471

Net loss before taxes on income	(5,402)	(11,640)	(10,609)	(18,547)

Income tax expense	-	16	-	209

Net loss	$ (5,402)	$ (11,656)	$ (10,609)	$ (18,756)

Net loss per common share, basic and diluted	$ (4.76)	$ (0.37)	$ (9.61)	$ (0.65)

Weighted average common shares outstanding, basic and diluted	1,136	31,499	1,104	28,855

Consolidated Balance Sheets (in thousands, except share and per share data)

	December 31, 2013	December 31, 2014

ASSETS

Current assets:
Cash and cash equivalents	$ 20,867	$ 29,751
Accounts receivable, less allowance for doubtful accounts of $80 and $0 as of December 31, 2013 and December 31, 2014, respectively	307	1,371
Commodity derivatives	—	2,905
Prepaid expenses and other current assets	71	242
Inventory	24	2
Total current assets	21,269	34,271

Property and equipment:
Proved oil and gas properties - successful efforts	3,141	45,694
Other property and equipment	4,892	5,941
	8,033	51,635

Less: accumulated depreciation, depletion and amortization	(5,223)	(22,822)
Total property and equipment, net	2,810	28,813

Commodity derivatives	—	2,891
Deferred offering costs	378	—
Deferred loan costs	162	490
Deferred tax asset	—	970
Total assets	$ 24,619	$ 67,435

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 534	$ 2,251
Deferred revenues	1,753	653
Accrued expenses	417	1,792
Current portion of long-term debt	3,499	2,380
Current deferred tax liability	—	970
Total current liabilities	6,203	8,046

Long-term liabilities:
Long-term debt, less current portion	1,771	16,845
Other long-term liabilities	449	1,329
Total long-term liabilities	2,220	18,174
Total liabilities	8,423	26,220

Commitments and contingencies

Stockholders' equity:
Common stock, $.0001 par value, 100,000,000 shares authorized, 22,450,688 and 31,499,303 shares issued and outstanding as of December 31, 2013 and December 31, 2014, respectively	2	3
Additional paid-in capital	61,609	105,383
Accumulated deficit	(45,415)	(64,171)
Total stockholders' equity	16,196	41,215
Total liabilities and stockholders' equity	$ 24,619	$ 67,435

Consolidated Statements of Cash Flows (in thousands)

	Year Ended December 31,
	2013	2014

Cash flows from operating activities:
Net loss	$ (10,609)	$ (18,756)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization of property and equipment	622	4,624
Bad debt expense	80	-
Stock-based compensation	774	296
Amortization of deferred loan costs and other	156	439
Accretion of end-of-term charge	96	96
Loss on disposal of property and equipment	25	-
Gain on change in fair value of warrant liabilities	(592)	(2,454)
Accretion of discount on long-term debt	67	67
Unrealized gain on change in fair value of commodity derivatives	—	(5,796)
Write-off of deferred offering costs	126	-
Impairment of oil and gas property	2,190	13,160
Changes in operating assets and liabilities:
Accounts receivable	(156)	(1,087)
Prepaid expenses	51	(171)
Inventory	21	22
Accounts payable	(125)	1,339
Deferred revenues	758	(1,100)
Accrued expenses	(37)	1,135
Net cash used in operating activities	(6,553)	(8,186)

Cash flows from investing activities:
Purchase of proved oil and gas property	(60)	(41,353)
Purchase of other property and equipment	(470)	(1,009)
Net cash used in investing activities	(530)	(42,362)

Cash flows from financing activities:
Proceeds from issuance of common stock, preferred stock and preferred warrants	12,118	5,019
Proceeds from issuance of long-term debt	-	24,035
Proceeds from exercise of warrants and stock options	-	4,188
Proceeds from merger with Infinity Corp. including private placement of common stock	-	38,441
Payments on long-term debt	(2,676)	(8,147)
Payments for deferred offering costs	(163)	(3,337)
Payments for deferred loan costs	(36)	(767)
Net cash provided by financing activities	9,243	59,432

Net increase in cash and cash equivalents	2,160	8,884

Cash and cash equivalents, beginning of period	18,707	20,867

Cash and cash equivalents, end of period	$ 20,867	$ 29,751

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts. A reconciliation is provided below outlining the differences between these non-GAAP measures and their most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of Net Loss to Net Loss Excluding Special Items:

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2013	2014	2013	2014

Net loss	$ (5,402)	$ (11,656)	$ (10,609)	$ (18,756)
Impairment of oil and gas property	2,190	13,160	2,190	13,160
Gain on commodity derivatives	-	(6,787)	-	(6,023)
Gain on swap settlements realized	-	630	-	227
Loss (Gain) on change in fair value of warrants	591	-	(592)	(2,454)
Adjusted net loss	$ (2,621)	$ (4,653)	$ (9,011)	$ (13,846)

Adjusted net loss per share	$ (2.31)	$ (0.15)	$ (8.16)	$ (0.48)

Weighted average common shares outstanding*	1,136	31,499	1,104	28,855

*Weighted average common shares outstanding for the three and twelve months ended December 31, 2013 have been adjusted to retroactively reflect the common shares received in the business combination with Infinity Cross Border Corporation in exchange for the previously stated weighted average outstanding common shares outstanding during the period.

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2013	2014	2013	2014

Net loss	$ (5,402)	$ (11,656)	$ (10,609)	$ (18,756)
Taxes on income	-	16	-	209
Interest expense	209	714	959	3,023
Depreciation, depletion and amortization	156	1,693	622	4,624
EBITDA	$ (5,037)	$ (9,233)	$ (9,028)	$ (10,900)

Loss (Gain) on change in fair value of warrants	591	-	(592)	(2,454)
Gain on commodity derivatives	-	(6,787)	-	(6,023)
Gain on swap settlements realized	-	630	-	227
Write-off of obsolete inventory and equipment	-	121	-	121
Stock-based compensation	240	64	774	296
Impairment of oil and gas property	2,190	13,160	2,190	13,160
Adjusted EBITDA	$ (2,016)	$ (2,045)	$ (6,656)	$ (5,573)